Exhibit 10.1

Agreement on Share Transfer

Party A: China Northern Pharmacy Holding Group Limited (“Transferor”)

Party B: City Well International Limited (“Transferee”)

Party C: Biopharm Asia Inc. (BFAR.OB)

Party A, B and C negotiated the share transfer issue and reached the below agreement (“Agreement”).

I Share Transfer

i.	Party A agreed to transfer 100% of the shareholding of Tonghua S&T Medical & Pharmacy Company Limited (“PHARMACY”) and its subsidiary Yunnan Silin Pharmaceutical Company Limited (“Silin”) to Party B.

ii.	Party B agreed to accept 100% of the shareholding of PHARMACY and Silin from Party A.

II Transfer Price and Payment Terms

i.
Party A agreed to charge transfer price of RMB 200 million based on the net assets of PHARMACY and Silin amounting to RMB 175，955，230 as per audited financial reports for the period ended September 30, 2010.

ii.	Party B agreed to accept the transfer price of RMB 200 million charged by Party A.

iii.
Within 10 business days after Party B’s singing of the Agreement and providing share transfer documents requested by Party A and Party C, Party B will pay 100% of the transfer price of RMB 200 million to Party A or a third party appointed by Party A. Upon completion of the share transfer procedures, Party C will confirm with SEC and publish respective cooperate announcement.

III Obligations of Each Party

i.
Within one week of the signing of the Agreement, Party A will accomplish required legal documents for the share transfer, and endorse the relevant legal documents including share transfer certificate and announcements.

ii.
Party B shall neither, directly or indirectly, publish materials that will damage the business reputation and imagine of Party A and Party C, nor conduct activities that will harm Party A and Party C’s interests.

IV Authorization Right

Party A and Party B hereby authorize, irrevocably, Party C to manage and publish the SEC announcement as agreed.

V Confidentiality

Each Party will hold all confidential information in complete confidence and, will not without other parties’ prior written consent disclose any of it to any other person. Whoever breaches the confidentiality will become liable to all losses accordingly.

VI Resolution of Disputes

i.	This undertaking shall be governed by laws and regulations of Hong Kong Special Administrative Region.

ii.
Any disputes or disagreements among the Parties arising from the performance of this Agreement shall be settled through friendly consultations as far as practicable. If Parties fail to reach an agreement after the consultations, either Party may apply for arbitration to the Hong Kong International Arbitration Center. The Arbitration decision will be final and binding to each Party.

VII Each Party shall hold a copy of the Agreement, and all copies are equally effective upon signing by the legal representatives or authorized representatives of all Parties and affixing of the chops of all Parties.

Party A: China Northern Pharmacy Holding Group Limited

Date:  March 25, 2011

Party B: City Well International Limited

Date:  March 25, 2011

Party C: Biopharm Asia, Inc.

Date:  March 25, 2011